Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-265185, 333-231762 and 333-127540) on Form S-8 and (No. 333-268030) on Form S-3 of our report dated February 11, 2025, with respect to the consolidated financial statements of Lennox International Inc. and the effectiveness of internal control over financial reporting.
(signed) KPMG LLP
Dallas, Texas
February 11, 2025